Exhibit 99.1

Computer Programs and Systems, Inc. Announces Third Quarter 2008 Results

MOBILE, Ala.--(BUSINESS WIRE)--October 23, 2008--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Company Declares Regular Quarterly Dividend of $0.36 Per Share

Highlights:

  Revenues of $30.4 million for the third quarter;
  Earnings per diluted share of $0.38;
  Cash flow from operations of $2.8 million; and
  Quarterly dividend of $0.36 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2008.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on November 21, 2008, to stockholders of record as of the close of business on November 6, 2008.

Total revenues for the third quarter ended September 30, 2008, increased 8.4% to $30.4 million, compared with total revenues of $28.0 million for the prior-year period. Net income for the quarter ended September 30, 2008, increased 26.8% to $4.1 million, or $0.38 per diluted share, compared with $3.2 million, or $0.30 per diluted share, for the quarter ended September 30, 2007. Cash flow from operations for the third quarter of 2008 was $2.8 million, compared with $4.3 million for the prior-year period.

Commenting on the results, Boyd Douglas, chief executive officer and president of CPSI, stated, “Our strong performance continued in the third quarter, driven by demand and the compelling value proposition we offer our customers. In addition, feedback from the community hospital marketplace suggests that there is still a high degree of interest in our products and services in spite of national economic conditions. As our guidance for the fourth quarter indicates, we expect a continuation of the positive trends that have contributed to our strong performance throughout the year. As a result, we remain confident about the rest of the year and cautiously optimistic about 2009.”

Total revenues for the nine months ended September 30, 2008, increased 7.0% to $87.6 million, compared with total revenues of $81.9 million for the prior-year period. Net income for the nine months ended September 30, 2008, increased 16.5% to $10.6 million, or $0.98 per diluted share, compared with $9.1 million, or $0.85 per diluted share, for the nine months ended September 30, 2007. Cash provided from operations for the nine months ended September 30, 2008, was $12.3 million, compared with $12.9 million for the same period last year.

For the fourth quarter of 2008, the Company anticipates total revenues of $30.5 million to $32.0 million and net income of approximately $4.5 million to $4.7 million, or $0.41 to $0.43 per diluted share. CPSI’s 12-month backlog as of September 30, 2008, was $98.9 million, consisting of $23.2 million in non-recurring system purchases and $75.7 million in recurring payments for support, outsourcing, ASP and ISP contracts.

A listen-only simulcast and replay of CPSI’s third quarter 2008 conference call will be available on-line at www.cpsinet.com and www.earnings.com on October 24, 2008, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 640 client hospitals in 46 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 700 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including changes in healthcare policy affecting Medicare reimbursement rates; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales revenues:
System sales	$ 10,742	$ 9,774	$ 29,856	$ 28,356
Support and maintenance	13,398	12,687	39,617	37,595
Business management services	6,213	5,531	18,149	15,951
Total sales revenues	30,353	27,992	87,622	81,902

Cost of sales:
System sales	8,675	7,820	23,792	22,765
Support and maintenance	4,862	4,933	14,432	14,996
Business management services	3,522	3,400	10,747	9,753
Total cost of sales	17,059	16,153	48,971	47,514
Gross profit	13,294	11,839	38,651	34,388

Operating expenses:
Sales and marketing	2,175	2,614	6,564	6,996
General and administrative	4,986	4,493	15,747	14,150
Total operating expenses	7,161	7,107	22,311	21,146

Operating income	6,133	4,732	16,340	13,242
Interest income, net	244	294	740	842
Income before taxes	6,377	5,026	17,080	14,084
Provision for income taxes	2,284	1,798	6,489	4,995
Net income	$ 4,093	$ 3,228	$ 10,591	$ 9,089

Basic earnings per share	$ 0.38	$ 0.30	$ 0.98	$ 0.85
Diluted earnings per share	$ 0.38	$ 0.30	$ 0.98	$ 0.85

Weighted average shares outstanding:
Basic	10,777	10,719	10,759	10,689
Diluted	10,796	10,757	10,777	10,736

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Balance Sheets
(in thousands)

	Sept. 30, 2008	Dec. 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 12,506	$ 11,806
Investments	11,577	11,352
Accounts receivable, net of allowance for doubtful accounts of $731 and $949, respectively	14,907	14,334
Financing receivables, current portion	1,926	1,735
Inventory	1,586	1,450
Deferred tax assets	1,497	1,394
Prepaid income taxes	508	-
Prepaid expenses	488	506
Total current assets	44,995	42,577

Financing receivables, long-term	1,784	2,322
Property and equipment	12,916	12,130
Accumulated depreciation	(7,990)	(6,621)
Total assets	$ 51,705	$ 50,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 2,294	$ 1,717
Deferred revenue	4,583	3,581
Accrued vacation	2,359	2,112
Income taxes payable	-	542
Other accrued liabilities	3,176	3,507
Total current liabilities	12,412	11,459

Deferred tax liabilities	170	571

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,884 and 10,807 shares issued and outstanding	11	11
Additional paid-in capital	26,602	24,658
Accumulated other comprehensive (loss) income	(47)	45
Retained earnings	12,557	13,664
Total stockholders’ equity	39,123	38,378
Total liabilities and stockholders’ equity	$ 51,705	$ 50,408

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2008
Net cash provided by operating activities	$ 2,813	$ 12,328
Purchases of property and equipment	(209)	(786)
Free cash flow	$ 2,604	$ 11,542

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment.  The most directly comparable GAAP financial measure is net cash provided by operating activities.  The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Darrell G. West
Vice President-Finance and Chief Financial Officer
251-639-8100